U-Vend, Inc. 8-K

Exhibit 10.52

December 22, 2016

Mr. Raymond Meyers

U-Vend, Inc.

1507 7th Street, Suite 425

Santa Monica, CA 90401

Re: Letter of Resignation

Dear Ray,

I am writing to officially tender my resignation effective December 31, 2016 as U-Vend’s Chief Operating Officer, Secretary, and Director.

Working at U-Vend and with you has been a tremendous learning experience. I could not ask for a better group of professional colleagues. I have grown in many ways during my time here and I appreciate the opportunities provided to me by U-Vend.

If I can be of any assistance in the future, please feel free to reach out to me.

Your friend and colleague,

/s/ Paul Neelin

Paul Neelin

c: U-Vend Board of Directors